Exhibit 99.1

PRESS RELEASE

INDESIT ANNOUNCES CAMPAIGN TO REMEDY

POTENTIAL SAFETY ISSUE WITH DRYERS

Fabriano (AN), November 23rd, 2015 - Indesit Company S.p.A. announced today an ongoing corrective campaign to remedy possible safety and quality issues with certain of its legacy products. The campaign is focused on dryers sold under the brand names of Hotpoint*, Indesit and Creda between April 2004 and October 2015.

Following Whirlpool Corporation’s acquisition of the Indesit business in October 2014, Indesit began working with Whirlpool’s global safety experts in reviewing the Indesit product portfolio in accordance with Whirlpool’s industry leading risk management systems and methodologies.

As part of that process, in 2015, Indesit engaged in thorough investigations of incident reports associated with two of its dryer production platforms. This led to Indesit reporting the issue to regulatory authorities for consideration. These discussions determined that corrective action of the affected dryers is required.

Indesit has implemented modifications at the point of manufacture to ensure that dryers produced after October 2015 are not affected by this issue. An outreach and service campaign is underway to modify products that have already been sold. Consumers may continue to use the affected dryers until they are modified through the outreach and service campaign, provided they are not left unattended during operation. If left unmodified, in some rare cases, excess fluff can come into contact with the heating element and present a risk of fire.

We are now asking owners of Indesit, Hotpoint and Creda brands, who have not had their appliances already repaired, to contact Indesit. Indesit will arrange a service visit and modify the dryer in the consumer’s home at no charge. We invite all consumers with an Indesit, Hotpoint, Creda branded dryer purchased between April 2004 and October 2015, to visit the dedicated site http://www.indesithotpointsafety.com or contact us at 800907070.

*	Whirlpool ownership of the Hotpoint brand sold in EMEA is not affiliated with the Hotpoint brand sold in the Americas.

Indesit Company S.p.A. sole shareholder

Viale Aristide Merloni 47 | 60044 Fabriano (AN) Italy | T. +39 0732 6611

Cap Soc. € 102.759.269,40 i.v. | Reg. imp 00693740425

R.E.A. 85792 Ancona C.F./P.IVA 1700693740425

indesitcompany.com

Company is subject to “direction and coordination” activity by Whirlpool Corporation.

Indesit Company is an Italian company based in Fabriano, Ancona province. It is one of the leading European manufacturers and distributors of major domestic appliances (washing machines, dryers, dishwashers, fridges, freezers, cookers, hoods, ovens and hobs) and a leader in major markets such as Italy, the UK and Russia. Since October 2014 Indesit Company is part of the Whirlpool Corporation Group, the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014.

For additional information:

Pierre Yves Ley // +39 335 7277266 //pierre_ley@whirlpool.com

Indesit Company S.p.A. sole shareholder

Viale Aristide Merloni 47 | 60044 Fabriano (AN) Italy | T. +39 0732 6611

Cap Soc. € 102.759.269,40 i.v. | Reg. imp 00693740425

R.E.A. 85792 Ancona C.F./P.IVA 1700693740425

indesitcompany.com

Company is subject to “direction and coordination” activity by Whirlpool Corporation.